Exhibit 5.3

1800 REPUBLIC CENTRE 633 CHESTNUT STREET CHATTANOOGA, TENNESSEE 37450 PHONE: 423.756.2010 FAX: 423.756.3447
www.bakerdonelson.com

May 17, 2011

Dycom Investments, Inc.
11770 U. S. Highway 1, Suite 101
Palm Beach Gardens, Florida  33408

Re:
A certain registration statement on Form S-4 (the “Registration Statement”) to be filed with the United States Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance of $187,500,000.00 principal amount of 7.125% Senior Subordinated Notes Due 2021 (the “Exchange Notes”) by Dycom Investments, Inc., a Delaware corporation (the “Company”)

Ladies and Gentlemen:

We have acted as special counsel (A) in the State of Georgia (“Georgia”) to UtiliQuest, LLC, a Georgia limited liability company (the “UtiliQuest Subsidiary”), and to NeoCom Solutions, Inc., a Georgia corporation (the “NeoCom Subsidiary”), (collectively, the “Georgia Subsidiaries” and each a “Georgia Subsidiary”), and (B) in the State of Tennessee (“Tennessee”) to S.T.S., LLC, a Tennessee limited liability company (the “Tennessee Subsidiary”), each being a subsidiary of Dycom Industries, Inc., a Florida corporation (“Dycom”), which is in turn the parent corporation of the Company, in connection with:

(A)           the preparation and filing of the Registration Statement;

(B)           the full and unconditional guarantees as to the payment of principal and interest on the Exchange Notes by Dycom, the Georgia Subsidiaries, the Tennessee Subsidiary and those certain other subsidiaries of Dycom identified therein, as guarantors of Company’s obligations thereunder (collectively, the “Guarantors”), evidenced by the Exchange Note Guarantees (defined herein) (The Company, Dycom and Guarantors are sometimes hereinafter collectively referred to as the “Dycom Parties” and individually, a “Dycom Party”); and

(C)           the preparation and filing of the prospectus forming a part of the Registration Statement (the “Prospectus”), by which the Company is offering to exchange (i) certain outstanding unregistered 7.125% Senior Subordinated Notes Due 2021 issued on January 21, 2011 (the “Unregistered Notes”), for the Exchange Notes, and (ii) certain full and unconditional unregistered guarantees as to the payment of

ALABAMA	•	GEORGIA	•	LOUISIANA	•	MISSISSIPPI	•	TENNESSEE	•	WASHINGTON, D.C.	•

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May 17, 2011

principal and interest on the Unregistered Notes by the Dycom Parties (collectively, the “Unregistered Note Guarantees”) for the Exchange Note Guarantees.

The transactions described in clauses (A), (B) and (C) above are sometimes hereinafter collectively referred to as the “Exchange Offer” and the Exchange Notes and the Unregistered Notes are sometimes hereinafter collectively referred to as the “Notes”.

At the request of Dycom, we are giving this opinion only with respect to the Georgia Subsidiaries and the Tennessee Subsidiary (each being a “Subsidiary” and collectively, the “Subsidiaries”).

For purposes of rendering this opinion, we have examined the following documents:

1.           an unexecuted copy of that certain Notation of Guarantee to be executed and delivered by the Subsidiaries and certain others party thereto (collectively, the “Exchange Note Guarantees”);

2.           an executed copy of that certain Indenture dated as of January 21, 2011, by and among the Company, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”), and an executed copy of that certain First Supplemental Indenture dated as of January 28, 2011, by and among the Company, the Georgia Subsidiaries, the Trustee and certain others party thereto (collectively, as the same may be amended, modified and supplemented from time to time, the “Indenture”);

3.           an executed copy of Secretary’s Certificate of the UtiliQuest Subsidiary dated as of January 21, 2011, together with (i) the Articles of Organization certified by the Georgia Secretary of State, (ii) the operating agreement, and (iii) the resolutions authorizing, among other things, the Exchange Offer, all attached as exhibits thereto;

4.           an executed copy of Secretary’s Certificate of the NeoCom Subsidiary dated as of May 12, 2011, together with (i) the Articles of Incorporation certified by the Georgia Secretary of State, (ii) the by-laws, and (iii) the resolutions authorizing, among other things, the Exchange Offer, all attached as exhibits thereto;

5.           an executed copy of Secretary’s Certificate of the Tennessee Subsidiary dated as of January 21, 2011, together with (i) the Articles of Organization certified by the Tennessee Secretary of State, (ii) the operating agreement, and (iii) the resolutions authorizing, among other things, the Exchange Offer, all attached as exhibits thereto;

6.           that certain Certificate of Existence of the UtiliQuest Subsidiary dated May 12, 2011, issued by the Secretary of State of Georgia (the “UtiliQuest Certificate of Existence”);

7.           that certain Certificate of Existence of the NeoCom Subsidiary dated May 12, 2011, issued by the Secretary of State of Georgia (the “NeoCom Certificate of Existence”); and

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May 17, 2011

8.           that certain Certificate of Existence of the Tennessee Subsidiary dated May 12, 2011, issued by the Secretary of State of Tennessee (the “TN Certificate of Existence”).

The documents identified in items 1 and 2 above are sometimes hereinafter collectively referred to as the “Opinion Documents”.  With respect to any Opinion Document to which any Subsidiary is a party, we have also reviewed a copy of the signature page of such Opinion Document that has been signed by each such Subsidiary.  Except as expressly set forth above, we have not reviewed any other documents and no opinions contained herein shall pertain to any such documents.  To the extent that opinions expressed below involve matters of fact, we have relied, without investigation, upon the representations and warranties made in the Opinion Documents.

ASSUMPTIONS

In making such examinations, we have with your permission assumed that:

(a)           except as otherwise expressly provided in our opinion paragraph 1 below, the Relevant Parties are duly organized, validly existing and in good standing under the laws applicable in the jurisdictions of their respective organization and existence and in all other places in which they are conducting their respective businesses, and are validly existing in good standing under the laws of the jurisdictions where they are required to exist or be qualified for the purpose of selling, issuing, purchasing and exchanging the Notes (as applicable), with full power and authority to sell, issue, purchase and exchange the Notes (as applicable).  For the purposes of this opinion letter, the term “Relevant Parties” shall mean the Dycom Parties, the Trustee and the holders of the Notes;

(b)           except as otherwise expressly provided in our opinion paragraph 2 below, the Opinion Documents have been duly authorized, executed, acknowledged (as applicable), and delivered by each of the Relevant Parties (with genuine signatures by persons having legal capacity) for value received, and nothing in the charter, bylaws (or the equivalent thereof), the operating agreement, articles of organization, partnership agreement or certificate of limited partnership or any other organizational document of any of the Relevant Parties prohibits or impairs any Relevant Parties from executing the Opinion Documents or performing the transactions contemplated by the Opinion Documents and each of the Relevant Parties has the full corporate and/or partnership and/or limited liability company and/or other entity power and authority to execute, deliver and perform its obligations under the Opinion Documents and all documents required to be executed, delivered and performed thereunder;

(c)           the Opinion Documents or copies thereof examined by us conform to the respective originals;

(d)           no court order, administrative ruling, contract, regulation or statute (other than, with respect to the Georgia Subsidiaries, a regulation or statute of Georgia, and, with respect to the Tennessee Subsidiary, a regulation or statute of Tennessee) governing any of the Relevant Parties prohibits or limits any of the Relevant Parties from executing the Opinion Documents or performing the transactions contemplated by the Opinion Documents; and

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May 17, 2011

(e)           the Opinion Documents fully express the agreements and understandings of the parties thereto, and there are no other verbal or written agreements or provisions set forth in any other document(s) which would bear upon the opinions expressed herein, and there exists no usage of trade or course of prior dealing among any parties which could supplement or qualify the terms of the Opinion Documents.

Although we have not conducted an independent investigation of the accuracy of any of these assumptions, nothing has come to our attention leading us to question the material accuracy of said assumptions.

OPINIONS

Subject to the foregoing assumptions and further qualifications and limitations as stated herein, we are of the opinion that:

1.           (a)           Based solely on the UtiliQuest Certificate of Existence, the UtiliQuest Subsidiary is validly existing and in good standing under the laws of Georgia;

(b)           Based solely on the NeoCom Certificate of Existence, the NeoCom Subsidiary is validly existing and in good standing under the laws of Georgia; and

(c)           Based solely on the TN Certificate of Existence, the Tennessee Subsidiary is validly existing and in good standing under the laws of Tennessee.

2.           The transactions contemplated by the Opinion Documents, and the execution, delivery and performance by each Subsidiary of its respective obligations under all such documents, have been duly authorized by all requisite action on the part of such Subsidiary.  Each Subsidiary has duly executed and delivered the Indenture.

QUALIFICATIONS AND LIMITATIONS

Notwithstanding anything herein to the contrary, the opinions set forth above are qualified and limited as stated therein and are further qualified as follows, and we express no opinion as to the following:

(i)                 We have not undertaken any independent investigation to determine the existence or absence of such facts which would be contrary to the opinions expressed herein, and no inference as to the knowledge of the existence of such facts should be drawn from the fact of our representation of the Subsidiaries;

(ii)                 We express no opinion as to the validity or enforceability of any of the Opinion Documents; and

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May 17, 2011

(iii)                 We express no opinion as to the application or effect of any federal or state securities or anti-trust laws, rules or regulations on or to the transaction.

The foregoing opinions represent our current professional judgment but are not a guaranty or warranty as to the certainty of the matter.

The opinions expressed in this letter are given solely for the benefit of the Company and its successors and assigns and may be relied upon by Shearman & Sterling LLP, as the Company’s counsel, in connection with the Exchange Offer and the filing of the Registration Statement and we hereby consent to the filing of this letter as an exhibit to the Registration Statement.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations promulgated thereunder.  The opinions expressed in this letter may not be relied upon, in whole or in part, by the Trustee or any of the holders of the Notes or their successors or assigns or counsel, respectively, or any others named above for any other purpose or relied upon by any other person, firm or corporation for any purpose, without our prior written consent.

Except as expressly permitted herein, this letter may not be otherwise reproduced, quoted in whole or in part, filed publicly, or circulated to, or relied upon by, any other person nor used in connection with any other transaction.  This letter addresses the law as of the date hereof and we undertake no obligation to inform you of any changes in the law occurring after the date hereof.

The foregoing opinions are limited to the laws of Georgia with respect to the Georgia Subsidiaries and to the laws of Tennessee with respect to the Tennessee Subsidiary, as are presently in effect in each such state, excluding the securities provisions thereof.  We have not considered and express no opinion on the laws of any other jurisdiction, including, without limitation, federal laws and rules and regulations relating thereto.

Very truly yours,

/s/ Baker, Donelson, Bearman, Caldwell & Berkowitz, PC
Baker, Donelson, Bearman, Caldwell & Berkowitz, PC / SGE/MJB-D